Exhibit 99.1

Spirit AeroSystems Announces Key Leadership Enhancements

WICHITA, Kan., August 23, 2013— Spirit AeroSystems, Inc. (NYSE: SPR) today announced key leadership changes and additions as it continues the drive to sharpen its focus on the company’s strategic priorities. Phil Anderson has been named senior vice president of Defense and Contracts, with responsibility for all company contracting as well as solidifying the structure to allow Spirit to pursue more military work in the future.

Sanjay Kapoor has agreed to join the company as senior vice president and chief financial officer, succeeding Anderson in that position.  Both Anderson and Kapoor will report to Larry Lawson, president and CEO.

Kapoor has extensive aerospace experience, having served as the chief financial officer at divisions within the Raytheon Company and United Technologies Corporation.  Mr. Kapoor most recently served as vice president, Integrated Air & Missile Defense, Integrated Defense Systems, Raytheon.

“Sanjay is well-known and highly respected in our industry and will be another great addition to the team” said Larry Lawson, president and CEO. “Both of these leadership enhancements will enable Spirit to continue our relentless focus on disciplined decision making, cost, performance, and cash flow, while building the bench strength of our senior team,” Lawson said. The leadership changes are effective in mid-September.

On the web: www.spiritaero.com
On Twitter: @SpiritAero

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Contacts:

Investor Relations:	Coleen Tabor	(316) 523-7040
Media:	Ken Evans	(316) 523-4070

About Spirit AeroSystems Inc.

Spirit AeroSystems, with headquarters in Wichita, Kan., USA, is one of the world’s largest non-OEM designers and manufacturers of aerostructures for commercial aircraft. In addition to its Wichita and Chanute facilities in Kansas, Spirit has locations in Tulsa and McAlester, Okla.; Kinston, N.C.; Nashville, Tenn.; Prestwick, Scotland; Preston, England; Subang, Malaysia; and Saint-Nazaire, France. In the U.S., Spirit’s core products include fuselages, pylons, nacelles and wing components. Additionally, Spirit provides aftermarket customer support services, including spare parts, maintenance/repair/overhaul, and fleet support services in North America, Europe and Asia. Spirit Europe produces wing components for a host of customers, including Airbus.